                                                                     EXHIBIT 3.2

                                YOUCENTRIC, INC.

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                         Adopted in accordance with the
                            provisions of Chapter 55
                    of the General Statutes of North Carolina


         ARTICLE 1. Name. The name of the Corporation is YOUcentric, Inc.

         ARTICLE 2. Registered Office. The address of the current registered office of this Corporation in the State of North Carolina is ___________________, Charlotte, North Carolina ______, Mecklenburg County, and the name of the registered agent of this Corporation in the State of North Carolina is Thomas M. Fedell. The mailing address of the registered office is that as in the previous sentence.

         ARTICLE 3. Authorized Shares. The Corporation is authorized to issue two classes of shares to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000), no par value, and the number of Preferred Stock authorized to be issued is five million (5,000,000), no par value.

         Holders of the Common Stock are entitled to the entire voting power, all distributions declared and all assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of Preferred Stock to such voting powers, dividends and assets upon dissolution pursuant to applicable law and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

         The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series, without further shareholder approval. The number of shares within any such wholly unissued series shall be designated by the Board of Directors in one or more resolutions and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. If and to the extent required by law, the Board of Directors must file Articles of Amendment setting forth any designation, preferences, rights, restrictions or limitations of other series of Preferred Stock with the North Carolina Secretary of State prior to issuance of any shares of such series.

         The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

         (a) The distinctive designation of that series and the number of shares constituting that series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then outstanding) from time to time;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, to payments of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of the series upon specified events.

         ARTICLE 4. Special Meetings. Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board, the President or by a majority of the members of the Board of Directors, but special meetings may not be called by any other person or persons.

         ARTICLE 5. Number of Directors. The number of directors of the Corporation shall be fixed by the bylaws.

         ARTICLE 6. Removal of Directors. Directors of this Corporation may be removed only for cause. The entire Board of Directors of this Corporation may be removed from office only for cause.

         ARTICLE 7. Director Liability. To the fullest extent permitted by the North Carolina Business Corporations Act as it now exists or may hereafter be amended, no director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of his or her duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to those acts, omissions, or transactions for which the personal liability of a director may not be limited or eliminated as set forth in North Carolina General Statute Section 55-2-02 as it is currently enacted or as it may be amended, modified or rewritten from time to time in the future or as otherwise set forth in the North Carolina General Statutes as they are currently or as they may be enacted, modified or rewritten from time to time in the future.

         Furthermore, notwithstanding the foregoing provision, in the event that
Section 55-2-02 or any other provision of the North Carolina General Statute is amended, modified or rewritten to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation's directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

         This Article shall not affect a charter or bylaw provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

         ARTICLE 8. Indemnification.

         (a) Any person who at any time serves or has served: (1) as a director or officer of the Corporation; (2) at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, or other enterprise; or (3) at the request of the Corporation as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Corporation to the fullest extent from time to time permitted by law against Liability and Expenses in any Proceeding (including without limitation a Proceeding brought by or on behalf of the Corporation itself) arising out of his status as such or activities in any of the foregoing capacities or results from him being called as a witness at a time when he has not been made a named defendant or respondent to any Proceeding.

         (b) The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this provision, including, without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him.

         (c) Any person who at any time serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the rights provided for herein. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification. The rights provided for herein shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from this provision.

         (d) The rights granted herein shall not be limited by the provisions contained in Sections 55-8-51 through 55-8-56 of the North Carolina Business Corporation Act or any successor to such statutes.

         (e) The Corporation shall (upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent involved to repay the Expenses described herein unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation against such Expenses) pay Expenses incurred by such Director, officer, employee or agent in defending a Proceeding or appearing as a witness at a time when he has not been named as a defendant or a respondent with respect thereto in advance of the final disposition of such Proceeding.

         (f) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another domestic or foreign Corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

         (g) The following terms as used in this Article shall have the following meanings. "Proceeding" means any threatened, pending or completed action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding), whether civil, criminal, administrative, investigative or arbitrative and whether formal or informal. "Expenses" means expenses of every kind, including counsel fees. "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), reasonable expenses incurred with respect to a Proceeding and all reasonable expenses incurred in enforcing the indemnification rights provided herein. "Director," "officer," "employee" and "agent" include the estate or personal representative of a Director, officer, employee or agent. "Corporation" shall include any domestic or foreign predecessor of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         ARTICLE 9. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, amend, repeal, alter and rescind any or all of the bylaws of the Corporation.

                                       5